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Exhibit 99.1

Media Relations Contacts:
Ellen Wolfe
Peregrine Systems, Inc.
(858) 720.5591
 ellen.wolfe@peregrine.com

Peregrine Systems® Names Enterprise Software Executive—Ken Sexton—As Chief Financial Officer
PricewaterhouseCoopers appointed as new independent accountants
Investor conference call scheduled for Thursday, June 27

SAN DIEGO, June 25, 2002—Peregrine Systems, Inc. (NASDAQ: PRGN) today named Ken Sexton, a senior finance executive in the enterprise software industry, as its Chief Financial Officer (CFO), replacing Fred Gerson, who had been serving as interim CFO. The company also announced that its board of directors has appointed PricewaterhouseCoopers as its independent accountants.

The company has scheduled an investor conference call at 6:00 AM PDT (9:00 AM EDT) on Thursday, June 27, to discuss the steps that are being taken to realign the business and assure its long-term financial viability.

"I have known and worked with Ken Sexton for several years, and believe that he brings a level of experience and expertise to Peregrine that will serve it well as we work with PricewaterhouseCoopers to complete the audit and establish strong finance practices going forward," said Gary Greenfield, Peregrine CEO. "With our new management team and independent accountants in place, Peregrine is firmly on track as we position the company for long-term financial viability."

Mr. Greenfield added, "I want to acknowledge the tremendous support that our interim CFO, Fred Gerson, provided during the past several weeks and to express our appreciation for his willingness to remain on through this transition. All of us at Peregrine owe him a debt of gratitude for coming in under difficult circumstances and helping us work through a challenging situation."

Mr. Sexton has more than 25 years in finance and business leadership positions, including 10 years in the role of CFO for enterprise software companies. He was formerly senior vice president and CFO of MERANT, a publicly traded e-business development solutions company, from December 1998 to November 2001.

Prior to that he was CFO at INTERSOLV, where he played an integral role in key business combinations. From 1984 to 1991, Mr. Sexton served as corporate controller of Life Technologies, a publicly held biotechnology company. He worked for the public accounting firm of Coopers and Lybrand from 1976 to 1984. Mr. Sexton holds a bachelor's of science degree in business administration from Ohio State University.

"I look forward to working with Gary Greenfield and his management team to help restore the trust and confidence of the investment community and the company's customers as we move forward to build a stronger Peregrine," Mr. Sexton stated.

Management will host a conference call to provide an update on the company on Thursday, June 27th at 6:00 a.m. PDT (9:00 EDT). The call will be available via live webcast on the company's Web site at www.peregrine.com/investor or by calling (800) 219-6110 (domestic) or (303) 262-2143 (international). A replay of the call will be available through July 4th by dialing (800) 405-2236 (domestic) or (303) 590-3000 (international), passcode 481496. The call will be archived on the investor section of the company's website through July 8th.

About Peregrine

Founded in 1981 and headquartered in San Diego, Peregrine is the leading provider of Infrastructure Management software. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime, anywhere access to enterprise resources, services and knowledge, resulting in improved productivity and asset utilization. For more information, visit Peregrine's web site at www.peregrine.com.

        Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other trademarks are the property of their respective owners.

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Forward-Looking Statements

This press release may contain forward-looking statements that are based on management's beliefs and assumptions, current expectations, estimates and projections. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. In May 2002, Peregrine announced that it was conducting an internal investigation of its accounting practices under the auspices of the audit committee of the board of directors. It also announced that it intended to restate its financial results for the fiscal years ended March 31, 2000, 2001, and 2002. Since those announcements, Peregrine has been served with numerous lawsuits. Defending against these lawsuits will require substantial management attention and expense, and the company cannot predict what liability Peregrine may be determined to have. In addition, the reductions in force announced previously could result in additional employment-related lawsuits. The company recently completed a debt financing transaction and expects that it will need to engage in financing transactions in the future. Financing may not be available as and when needed or on commercially favorable terms. Peregrine is currently pursuing a number of expense management initiatives in addition to the reduction in force, but implementation of these initiatives may not sufficiently reduce expenses. The previously announced sale of the Supply Chain Enablement (SCE) business is subject to various closing conditions and may not be completed.

In addition, Peregrine's accounting review is continuing, and Peregrine may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated. Peregrine may identify additional transactions or matters that require accounting adjustments. Additional factors that could cause results to differ include discussions with, or actions required by, the Securities and Exchange Commission. Any of these factors could have an adverse effect on Peregrine's business, financial results, or financial condition, could impair its ability to complete the sale of the SCE business, and could affect its ability to remain in compliance with the terms of the loan agreement discussed above. The time required to complete the audit committee's investigation and for Peregrine to complete its audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered, and it is not known at this time whether the company will be able to comply with the ordinary filing deadline for its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. These uncertainties could also impair the company's ability to obtain additional financing. A more detailed description of these risks and other risks applicable to the company appears in the company' s reports filed with the Securities & Exchange Commission.

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Peregrine Systems® Names Enterprise Software Executive—Ken Sexton—As Chief Financial Officer PricewaterhouseCoopers appointed as new independent accountants Investor conference call scheduled for Thursday, June 27